                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                   FORM 8-A/A
                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          CRESTLINE CAPITAL CORPORATION
-----------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

            Maryland                                              52-2151967
----------------------------------------                     -------------------
(State of Incorporation or Organization)                      (I.R.S. Employer
                                                             Identification No.)

 8405 Greensboro Drive, Suite 500, McLean, Virginia                22102
------------------------------------------------------       -------------------
    (Address of Principal Executive Offices)                      (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box.  [X]                                  box. [  ]

Securities Act registration statement file number
 to which this form relates:                                   001-14635
                                                             --------------
                                                             (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                      Name of Each Exchange on Which
      to be so Registered                      Each Class is to be Registered
      -------------------                      ------------------------------

   Preferred Stock Purchase Rights              New York Stock Exchange, Inc.


Securities to be regisered pursuant to Section 12(g) of the Act:

                                      None
 -------------------------------------------------------------------------------
                                (Title of Class)

         This Amendment No. 1 amends and restates Item 1 and Item 2 of the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "SEC") by Crestline Capital Corporation, a Maryland corporation (the "Company"), on December 17, 1998 (the "Form 8-A"), relating to the Rights (as defined below) distributed to the stockholders of the Company in connection with the Rights Agreement, dated as of December 14, 1998 (as amended, the "Rights Agreement"), between the Company and The Bank of New York (the "Rights Agent"). On June 25, 1999, the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement ("Amendment No. 1"), which is incorporated herein by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K dated July 15, 1999. On March 27, 2002, the Company and the Rights Agent entered into Amendment No. 2 to the Rights Agreement ("Amendment No. 2"), which is incorporated herein by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K dated March 28, 2002.

Item 1.   Description of Registrant's Securities to be Registered.

         On December 11, 1998, the Board of Directors of the Company declared, effective December 14, 1998, a dividend distribution of one right ("Right") for each outstanding share of common stock (the "Common Stock") of the Company. The distribution is payable to stockholders of record on December 15, 1998. Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock ("Preferred Stock") at a price of $65.00 per one one-thousandth share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, as amended by Amendment No. 1 and Amendment No. 2. Capitalized terms used but not otherwise defined herein will have the meanings given such terms in the Rights Agreement.

          Initially, the Rights will be attached to all certificates representing shares of Common Stock then outstanding, and no separate certificates evidencing the Rights will be distributed. The Rights will separate from the Common Stock and a distribution of Rights Certificates (as defined below) will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") (except for stockholders who owned 10% or more of the outstanding shares of Common Stock as of June 25, 1999, the date of Amendment No. 1), or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 10% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). In addition, the Rights Agreement contains exceptions for acquisitions by (i) Barcelo Gestion Hotelera, S.L., a Spanish limited liability company ("Parent"), and Cowboy Acquisition Corporation, a Maryland corporation and wholly owned subsidiary of Parent ("Sub"), solely to the extent that Parent, its Affiliates and Associates, or Sub becomes Beneficial Owners of 10% or more of the shares of Common Stock then outstanding pursuant to the terms of the Agreement and Plan of Merger, dated March 27, 2002, by and among the Company, Parent and Sub (the "Plan of Merger"),
(ii) the Company, (iii) any subsidiary of the Company, (iv) any employee benefit plan of the Company or any subsidiary of the Company or any person holding shares of Common Stock for or pursuant to the terms of any such benefit plan. For purposes of the Rights Agreement, a person shall not be deemed to beneficially own "Exempt Shares" which include (i) shares of Common Stock that are received pursuant to the distribution by Host Marriott Corporation (the "Distribution") of the shares of Common Stock of the Company to the holders of shares of common stock, par value $1.00 per share of Host Marriott Corporation ("HM Common Stock") held of record on the record date fixed for the distribution, provided that such shares of HM Common Stock were beneficially owned by such person on February 3, 1989, and owned continuously thereafter until the Distribution; (ii) certain shares of Common Stock which were acquired by a person pursuant to a gift, bequest, inheritance or distribution from a trust or from a corporation controlled by such person where such shares of Common Stock were Exempt Shares immediately prior to such acquisition; and (iii) certain shares of Common Stock which were acquired by a person as a result of a stock dividend, stock distribution or recapitalization, in respect of Exempt Shares only.

          Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates, and will be transferred with and only with the Common Stock certificates, (ii) new Common Stock certificates issued after December 15, 1998 upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

          The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 13, 2008, unless earlier redeemed or exchanged by the Company as described below or earlier terminated immediately prior to the consummation of the Merger pursuant to the Plan of Merger. The Rights will not be exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights has not been obtained or is not obtainable.

           As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

           In the event that a person becomes the beneficial owner of 10% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Board of Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will, after the end of the Redemption Period (as defined below), have the right (subject to the ownership limit and the other ownership restrictions contained in the Company's Articles of Incorporation) to exercise the Right by purchasing, for an amount equal to the purchase price for the Right set forth in the Rights Certificate (the "Purchase Price"), Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times such amount. Notwithstanding any of the foregoing, following the occurrence of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

           In the event that, at any time following the Stock Acquisition Date,
(i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have become null and void as set forth above) shall, after the expiration of the Redemption Period, have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

           At any time after a person or group of affiliated or associated persons becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

           The Purchase Price payable, and the number of one one-thousandths of a share of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

           With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

           In general, the Board of Directors of the Company, may cause the Company to redeem the Rights in whole, but not in part, at any time during the period commencing on December 14, 1998, and ending on the tenth day following the Stock Acquisition Date, as such period may be extended or shortened by the Board of Directors (the "Redemption Period") at a price (the "Redemption Price") of $.005 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights will require the concurrence of two-thirds of the Board of Directors. After the Redemption Period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

           Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be subject to federal taxation to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

           Other than those provisions relating to the principal economic terms of the Rights (other than an increase in the Purchase Price), any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided however, no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable.

           A total of 60,000 shares of Preferred Stock are reserved for issuance upon exercise of the Rights.

           The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors.

           The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, Amendment No. 1 and Amendment No. 2 thereto which are incorporated herein by reference.

Item 2.      Exhibits.

             4.1 Rights Agreement, dated as of dated as of December 14, 1998, between the Company and the Bank of New York, as Rights Agent.*

             4.2. Amendment No. 1 to the Rights Agreement, dated as of June 25, 1999, between the Company and the Bank of New York, as Rights Agent.**

             4.3. Amendment No. 2 to the Rights Agreement, dated as of March 27, 2002, between the Company and the Bank of New York, as Rights Agent.***


* Filed previously as Exhibit 4.1 to the Company's Form 8-A, dated as of December 17, 1998, and incorporated herein by reference.

** Filed previously as Exhibit 4.1 to the Company's Current Report on Form 8-K, dated July 15, 1999, and incorporated herein by reference.

*** Filed previously as Exhibit 4.1 to the Company's Current Report on Form 8-K, dated March 28, 2002, and incorporated herein by reference.

                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     CRESTLINE CAPITAL CORPORATION

Date:     April 10, 2002             By:  /s/ Larry K. Harvey
                                     ------------------------------------------
                                     Name:  Larry K. Harvey
                                     Title: Senior Vice President and Treasurer

                                  EXHIBIT INDEX

 The following designated exhibits are filed herewith:

 4.1 Rights Agreement, dated as of dated as of December 14, 1998, between the Company and the Bank of New York, as Rights Agent.*

 4.2. Amendment No. 1 to the Rights Agreement, dated as of June 25, 1999, between the Company and the Bank of New York, as Rights Agent.**

 4.3. Amendment No. 2 to the Rights Agreement, dated as of March 27, 2002, between the Company and the Bank of New York, as Rights Agent.***


* Filed previously as Exhibit 4.1 to the Company's Form 8-A, dated as of December 17, 1998, and incorporated herein by reference.

** Filed previously as Exhibit 4.1 to the Company's Current Report on Form 8-K, dated July 15, 1999, and incorporated herein by reference.

*** Filed previously as Exhibit 4.1 to the Company's Current Report on Form 8-K, dated March 28, 2002, and incorporated herein by reference.